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                                                                    EXHIBIT 99.2

(CAL DIVE LOGO)

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
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CORPORATE FAX: (281) 618-0500   SALES / DEEPWATER FAX: (281) 618-0501    ESTIMATING FAX: (281) 618-0502
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2003 FOURTH QUARTER REPORT

                                                               February 24, 2004
TO OUR SHAREHOLDERS:


Earnings set an all-time Cal Dive record for a fourth quarter as marine construction work at Gunnison combined with significant increases in our oil and gas business. Four CDI vessels and several Canyon robotic vehicles were deployed in commissioning the Gunnison field and the two well intervention vessels had excellent utility. As a result, our marine contracting business segment provided 37% of the quarter's profitability, significantly above the 30% level targeted in 2003. December's first production from Gunnison also represented a major milestone in the evolution and growth of our oil and gas business. That development will be followed this quarter by another CDI milestone as Deepwater Gateway establishes mechanical completion of the tension leg platform installed at the Marco Polo field. Returns from these significant deepwater investments should provide increasing levels of earnings and cash flow even in the midst of the current trough of the marine contracting cycle.

FINANCIAL HIGHLIGHTS

Earnings were fairly consistent with the prior two quarters and stronger than typical fourth quarters when the seasonal downturn associated with weather and completion of the offshore construction season limits activity in our two primary markets, the Gulf of Mexico and North Sea.


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
                                                 FOURTH QUARTER                                     TWELVE MONTHS
                                     ---------------------------------------         ------------------------------------------
                                         2003            2002       INCREASE             2003            2002          INCREASE
                                     ------------     -----------   --------         ------------     ------------     --------
REVENUES                             $101,675,000     $92,457,000       10%          $396,269,000     $302,705,000         31%
NET INCOME (LOSS)                       8,884,000        (790,000)      NA             32,771,000       12,377,000        165%
DILUTED EARNING PER SHARE                    0.23           (0.02)      NA                   0.87             0.35        149%
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*    REVENUES: All of the fourth quarter revenue growth was a function of a 45%
     increase in oil and gas sales. Contracting revenues declined slightly from the prior year quarter as our deepwater activity at Gunnison came close to offsetting a significant decline in Shelf construction activity.

* GROSS PROFIT: Margins of 24% were spot on the 2003 average and up nine points from the fourth quarter a year ago as our contracting businesses matched a high for the year (margins of 14%).

* SG&A: $9.7 million represented 10% of fourth quarter revenues, a level which was slightly above the 12-month average. Control of overhead costs added two points to 2003 operating margins.

* DEBT: Total debt of $223 million at year-end was down slightly from $228 million at December 31, 2002. Debt to total book capitalization was 35%, down from 40% a year ago.



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OPERATIONAL HIGHLIGHTS

* DEEPWATER CONTRACTING: Utilization of 72% was down slightly from the third quarter's 78% as we elected to stack the MERLIN for the entire quarter and the WITCH QUEEN during December. That said, this utilization is remarkable considering the overcapacity in our markets. We continued to find success working vessels outside of the Gulf of Mexico. The ECLIPSE continued on the charter in Middle East waters at solid rates and margins. The UNCLE JOHN finished a 14-month stay in Mexican waters, returning to the Gulf and going into drydock for a regulatory inspection during December. The MYSTIC VIKING spent the entire quarter offshore Trinidad completing the BP Kapok umbilical installation, a platform riser installation and pipeline reroute for BP, as well as work for EOG. In the Gulf, the INTREPID had an outstanding quarter with 100% utilization. She worked at Gunnison installing flexible risers, pipe and jumpers, completed a pipeline and umbilical lay project at Garden Banks 179 and installed deepwater jumpers for Pioneer Natural Resources. We worked this vessel 278 days during 2003 (76% utilization), far better than a 2003 business plan which called for 228 days. CANYON OFFSHORE elected to mobilize the NORTHERN CANYON from the North Sea to the Gulf of Mexico as that vessel was more suited for robotic support at Gunnison. This also enabled deployment of the new trenching unit, the T 750, for an important Shell project in the Gulf early this year. Overall, Canyon delivered revenues of $8 million with a slight loss at the gross profit line, results similar to the fourth quarter a year ago.

* WELL OPERATIONS: Q4000 and SEAWELL combined for 89% utilization for the quarter, a level which would have been even higher had the Seawell not been out of service for 14 days with unanticipated thruster repairs. Revenues of just under $22 million were 64% higher than the year ago quarter and margins of 8%, while not great, were certainly better than the year ago losses. During the quarter the Q4000 installed two steel catenary risers in 3,100 feet of water at Shell's Princess, a significant industry milestone. The multifaceted features of this newbuild vessel were evident in 297 days of 2003 utilization and breakeven results which were substantially better than plan. Similarly, the Seawell worked 270 days in a North Sea market characterized by significant excess capacity. We were particularly proud of her safety record as that vessel has not had a recordable incident since August, 2002.

* SHELF CONTRACTING: Fourth quarter weather typically limits utilization of our smaller construction and utility vessels to the 48% experienced during the quarter. This level of activity was down substantially from the fourth quarter a year ago when all of our vessels were employed in cleanup and repair activities following Hurricane Lili. The net result was $15 million of revenues, 30% below the year ago quarter, with gross profit that was less than half of what we achieved in the fourth quarter of 2002.

* OIL & GAS: Revenues of $35.8 million increased $11.1 million over the prior year quarter as first production from the three subsea Gunnison wells added $1.8 million and successful well exploitation efforts enhanced production from properties on the Outer Continental Shelf. Production was 7.2 BCFe, an increase of 16% over the 6.2 BCFe in the comparable quarter with Gunnison adding 0.3 BCFe. For the year we produced just under 28 BCFe, a 68% increase over 2002 levels due principally to the full year impact of the significant property acquisitions a year ago. Current year production was also enhanced as we invested $30 million in a 2003 well work program which was successful on 51 of 80 projects (a success rate of 64%). In other words we were working at a pace of 1.5 projects per week and achieved an indicated payback period of less than six months. That well work program and reserve revisions also enabled ERT to replace 91% of OCS production, a significant feat given the high decline curve of mature properties. Commodity prices, net of hedges in place, were 24% better than the fourth quarter a year ago with oil averaging $27.88/bbl and natural gas $4.77/mcf. With last year's acquisition of the large oilfield at South Marsh Island 130, oil represented 42% of 2003 production, up from 33% a year ago. 2003 gross profit margins of 48% exceeded the 43% of the prior year due principally to the higher commodity prices.


Respectfully submitted,

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
       /s/ Owen E. Kratz               /s/ Martin R. Ferron         /s/ S. James Neson, Jr.           /s/ A. Wade Pursell
       -----------------               --------------------         ------------------------          -------------------
         Owen E. Kratz                   Martin R. Ferron             S. James Nelson, Jr.              A. Wade Pursell
            Chairman                        President                     Vice Chairman             Chief Financial Officer
    Chief Executive Officer          Chief Operating Officer
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